UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Midas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4180556
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Arlington Heights Road Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:

(if applicable) N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A filed by Midas, Inc. (“Midas”) on December 11, 2007, as amended on December 15, 2009, is hereby amended and supplemented by adding the following:

On March 12, 2012, Midas entered into an Agreement and Plan of Merger (the “Merger Agreement”), among Midas, TBC Corporation, a Delaware corporation (“Parent”), and Gearshift Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). Concurrently with the execution of the Merger Agreement, certain of Midas’ stockholders entered into a Tender and Voting Agreement with Midas, Parent and Acquisition Sub (the “Support Agreement”).

In connection with Midas’ execution of the Merger Agreement and the Support Agreement, on March 12, 2012 Midas and Computershare Trust Company, N.A., as the Rights Agent, executed an amendment to the Rights Agreement (the “Second Amendment”). The Second Amendment provides that, among other things, the Rights Agreement shall be inapplicable to the Merger Agreement, the Support Agreement and the transactions contemplated by the Merger Agreement or the Support Agreement, including, without limitation, the Offer (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement). In particular, neither Parent nor Acquisition Sub will be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the approval, execution or delivery of the Merger Agreement, the announcement or commencement of the Offer, the consummation of the Merger or any other transactions contemplated by the Merger Agreement or the Support Agreement. If the Merger Agreement is terminated and the Merger abandoned, the Second Amendment will be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of the Second Amendment. If the Merger is completed, the Rights (as defined in the Rights Agreement) will expire immediately prior to the effective time of the Merger.

The foregoing summary of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment which is incorporated by reference to Exhibit 4.1 to the Form 8-K filed on March 15, 2012.

ITEM 2. EXHIBITS

Exhibit No.	Description
4.1	Amendment No. 2 to Rights Agreement, dated as of March 12, 2012, between Midas, Inc. and Computershare Trust Company, N.A. as rights agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on March 15, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDAS, INC.

	By:	/s/ William M. Guzik
Name: William M. Guzik
Title: Executive Vice President and Chief
Financial Officer
Date: March 19, 2012

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